SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12

                         APPLEBEE'S INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[       ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
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        applies:

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        (2) Aggregate number of securities to which transaction applies:

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        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount Previously Paid:

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        (3) Filing Party:

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

The following letter was sent to Applebee's franchise partners on Monday, April 2, 2007.

April 2, 2007


Dear Franchise Partner:

I wanted to give you a brief update on events last week regarding Breeden Capital. On Thursday afternoon, Breeden filed his preliminary proxy, urging our shareholders to vote for their slate of candidates. His key message was summed up in a news release he issued simultaneously: "While the Company has belatedly adopted a few of our ideas, the Board has yet to take significant actions to cut bloated expenses, to deploy capital only where it will generate the highest return, and to restructure the business to meet today's market conditions such as by re-franchising hundreds of restaurants currently owned by the company...Our nominees will provide fresh thinking, and they are completely independent from the mistakes of the past. With changes in both personnel and policies, we believe that Applebee's can be a competitive success, not a study in stagnation."

We responded immediately with a statement on behalf of the company and was able to get our key messages in the news stories that followed. In our statement, we focused on the fact that we tried to negotiate but Breeden was more interested in continuing a time-consuming and costly proxy contest. We also said, "The real issue here is improving our business in the midst of a very tough competitive environment - in fact, it's the toughest environment in 15 years for casual dining. We are aggressively working to build sales and traffic, which will improve our return on investment and, ultimately, deliver more value to shareholders. We also are focused on improving shareholder value through our strategic alternatives review process."

On another, related but happier note, I am proud to tell you that Thursday evening, Applebee's International won -- for the fourth consecutive year -- the Grand Prix for the best investor relations team of any small-cap company in America! Additionally, Carol DiRaimo -- also for the fourth year in a row -- was named the Best IR Officer of any small- or mid-cap U.S. company. These awards are particularly sweet this year and reflects how well Wall Street respects and trusts our IR team. Congratulations to Carol, Steve and Mindy!

-- Dave




IMPORTANT INFORMATION Applebee's International, Inc. ("Applebee's") plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with its 2007 Annual Meeting, and advises its security holders to read the proxy statement and other documents relating to the 2007 Annual Meeting when they become available, because they will contain important information. Security holders may obtain a free copy of the proxy statement and other documents (when available) that Applebee's files with the SEC at the SEC's web site at www.sec.gov. The proxy statement and these other documents may also be obtained for free from Applebee's by directing a request to our Corporate Secretary, Applebee's International, Inc., 4551 West 107th Street, Overland Park, KS 66207.

CERTAIN INFORMATION CONCERNING PARTICIPANTS Applebee's, its directors and named executive officers may be deemed to be participants in the solicitation of Applebee's security holders in connection with its 2007 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Applebee's Annual Report on Form 10-K for the year ended December 31, 2006, and its proxy statement dated April 11, 2006, each of which is filed with the SEC. To the extent holders of Applebee's securities have changed from the amounts disclosed in the proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC's website at www.sec.gov.

                                  Media Summary
                                March 29-30, 2007

       Breeden Files Proxy; Applebee's Response; Breeden Speaks at Tulane

Breeden's proxy filing was covered by two wires, two KC newspapers, one trade magazine and a few online sites. There was little to no broadcast coverage. This summary also includes several articles on Breeden's speech at Tulane Law School's Law School conference on Thursday in which he blamed corporate boards for the private equity boom.

Reuters - Breeden files proxy for 4 Applebee's board seats

AP - Breeden offers own slate to Applebee's Board

Kansas City Star - Breeden seeks control: Applebee's major shareholder wants his nominees on board

Kansas City Business Journal - Breeden files proxy nominating four to Applebee's board

Nation's Restaurant News - Proxy battle looms for Applebee's, Breeden

Reuters - Ex-SEC chief blames boards for private equity boom

CNN.com and NYTimes.com - Breeden Talks Tough, Then Walks the Walk

Wall Street Journal (online) - The LBO Boom's Real Fuel

Reuters - `Can't Beat Activists' - Morgan Stanley Banker

Reuters
March 29, 2007

Breeden files proxy for 4 Applebee's board seats

Breeden Capital Management LLC filed its long-awaited proxy solicitation to elect four new board members to Applebee's International Inc., saying it intends to cut costs and boost performance at the restaurant chain, the activist fund said in a regulatory filing on Thursday.

The move by Breeden, an investment fund headed by former U.S. Securities and Exchange Commission Chairman Richard Breeden, comes after last-ditch negotiations with the company failed to reach a settlement to avert the proxy campaign this month.

The company had offered two board seats to Breeden and a partner on the 12-seat board. Breeden, which holds about 5.4 percent of Applebee's stock, or 4 million shares, said it rejected the offer and would go ahead with the proxy campaign.

"Applebee's performance record demonstrates that shareholders need a fresh and stronger voice within the Applebee's boardroom," said Breeden in a letter to shareholders accompanying the filing.

Applebee's has not said when it plans to hold its 2007 annual shareholders meeting, except that it will be in May.

Breeden is seeking to elect a minority slate that includes Breeden, Patton Boggs LLC lawyer Laurence Harris, Breeden founding partner Steven Quamme and Raymond Seitz, non-executive chairman of Sun-Times Media Group Inc. The company is proposing to re-elect four existing directors to the board.

In the filing, Breeden said that if elected, the nominees will push to "reduce compensation of both senior officers and board members" and link compensation "directly to comparative success among peer companies in generating shareholder value," reducing costs and other measures.

In a statement issued on Thursday, Applebee's Chief Executive David Goebel said the company had offered Breeden business partner Quamme an immediate seat on the board as well as on the board's strategy and governance committees. That offer was rejected, as were offers of a second seat for either Seitz or Harris and a confidentiality agreement to let Breeden meet with the strategy committee.

"It is difficult for us to understand why Mr. Breeden, who says he wanted to be a constructive force, would reject these offers in favor of an expensive, time-consuming and distracting proxy fight," Goebel said. "We intend to articulate our position with our investors and aggressively pursue a process designed to deliver value to all shareholders."

Goebel in his statement said Applebee's faces the "toughest environment in 15 years for casual dining" as it tries to boost sales and customer traffic. The company also continues a review of its strategic alternatives, including a possible sale, that commenced last month.

Overland Park, Kansas-based Applebee's said March 21 that it will close 24 of its 528 company-owned restaurants in a cost-cutting move. Including franchised restaurants, there are 1,942 Applebee's in operation.

Applebee's shares rose 15 cents to $24.90 on Nasdaq on Thursday.


The Associated Press State & Local Wire
March 29, 2007
By DAVID TWIDDY

Breeden offers own slate to Applebee's board

A major shareholder of Applebee's ratcheted up its looming proxy fight with the restaurant operator Thursday, filing documents that ask fellow investors to elect their own slate of directors at the company's annual meeting.

In a filing with the Securities and Exchange Commission, hedge fund Breeden Capital provided preliminary proxy materials nominating replacements for the four board members up for re-election to the Overland Park, Kan.-based company's 12-member board.

Breeden, which owns 5.42 percent of the company's shares and is operated by former SEC Chairman Richard Breeden, said its nominees would point the huge but troubled restaurant chain in the right direction.

"The election of our nominees will ensure that the board hears and is challenged to consider new points of view on issues including how Applebee's spends capital, how it compensates its officers and directors, how much it cuts overhead expenses, how much cash it returns to shareholders, how it holds management accountable and other important policies," the fund said in its filing.

The fund is nominating Breeden, fellow fund partner Steven Quamme, attorney Laurence Harris and Raymond Seitz, non-executive chairman of Sun-Times Media Group Inc.

Applebee's hasn't announced when it will hold its annual meeting.

In a statement released late Thursday, Applebee's Chief Executive Officer Dave Goebel said he and the board has unsuccessfully tried to work with Breeden, offering his fund two seats on an expanded 14-member board and the opportunity to confidentially monitor the work of a strategy committee evaluating the company's options, including a possible sale.

"It is difficult for us to understand why Mr. Breeden, who says he wanted to be a constructive force, would reject these offers in favor of an expensive, time-consuming and distracting proxy fight," Goebel said. "For our part, we intend to articulate our position with our investors and aggressively pursue a process designed to deliver value to all shareholders."

The company last week recommended shareholders ignore the Breeden nominees and re-elect its candidates, including Chairman Lloyd Hill, who retired as CEO last year, and directors Jack Helms, Burton Sack and Michael Volkema.

Applebee's has struggled for the past year as fuel prices and other economic obstacles have cut into its customer base, leading to lower same-store sales and earnings.

Breeden  has  proposed  selling  many  of  the   company-owned   restaurants  to
franchisees, among other changes.

Breeden announced its filing after the market closed. Shares of Applebee's closed up 15 cents at $24.90 in trading Thursday on Nasdaq Stock Market, where they have traded in a 52-week range of $17.29 to $27.32. The shares were unchanged in after-hours trading.


The Kansas City Star
March 30, 2007
BYLINE: JENNIFER MANN

BREEDEN SEEKS CONTROL; APPLEBEE'S
Major shareholder wants his nominees on board


Breeden  Capital   Management,   one  of  Applebee's   International's   largest
shareholders, officially launched a fight for control of the Overland Park company's board of directors Thursday.

Breeden, which owns a 5.42 percent stake in the casual dining chain, filed a proxy with the Securities and Exchange Commission to elect its four board nominees in place of the four nominated by Applebee's, which includes chairman and former chief executive Lloyd Hill.

In a letter to shareholders, Richard C. Breeden, head of the equity firm, pointed out that in the three years ended Dec. 30, 2006, the company had one of the lowest shareholder rates of return for all publicly owned casual dining chains, all of which faced the same challenges as Applebee's.

"If you are content with the record of the past," the letter said, "the incumbent candidates are the architects of the status quo and offer you continuity. Alternatively, the nominees of Breeden Partners offer you a chance to vote for change. With no prior decisions at Applebee's to justify, they won't hesitate to propose changes in the way things have been run in the past."

Breeden's four nominees are a lawyer; a one-time Boston Market franchisee; the non-executive chairman of the Sun-Times Media Group; and Breeden, a former SEC chairman.

Applebee's chief executive, Dave Goebel, said in a statement that he was puzzled by Breeden's action after negotiations that led to an offer for two of the nominees to join the board.

"The real issue here." Goebel said, "is improving our business in the midst of a very tough competitive environment - in fact, it's the toughest environment in 15 years for casual dining. We are aggressively working to build sales and traffic, which will improve our return on investment and ultimately, deliver more value to shareholders.

"It is difficult for us to understand why Mr. Breeden, who says he wanted to be a constructive force, would reject these offers in favor of an expensive, time-consuming and distracting proxy fight. For our part, we intend to articulate our position with our investors and aggressively pursue a process designed to deliver value to all shareholders."

Applebee's stock, which in the three-year period cited by Breeden traded from $17.29 to $29.19 a share, closed Thursday at $24.90, up 15 cents.



Kansas City Business Journal
March 29, 2007

Breeden files proxy nominating four to Applebee's board Breeden Partners LP threw another jab Thursday in its fight with Applebee's International Inc., filing a preliminary proxy statement with the Securities and Exchange Commission after the market closed.

The investment fund, managed by Connecticut-based Breeden Capital Management LLC, has nominated four candidates to replace the four incumbents, which include the company's former CEO and current Chairman Lloyd Hill, up for re-election to the board of Overland Park-based Applebee's (Nasdaq: APPB).

In a letter to Applebee's shareholders, Breeden wrote that the casual-dining chain had achieved one of the lowest rates of total shareholder return of all public peer companies for the past three years, even though it faced the same market conditions.

"Applebee's performance record demonstrates to us that shareholders need a fresh and stronger voice within the Applebee's boardroom," he wrote.

In a written response to the filing, Applebee's CEO Dave Goebel said the casual dining chain is "aggressively working to build sales and traffic, which will improve our return on investment and, ultimately, deliver more value to shareholders" amid a difficult time in the industry.

The board attempted to work with Breeden to include two new board members -- including Steven Quamme, a Breeden nominee with both restaurant industry and transaction experience -- but the overtures were denied, Goebel said.

"It is difficult for us to understand why Mr. Breeden, who says he wanted to be a constructive force, would reject these offers in favor of an expensive, time-consuming and distracting proxy fight," Goebel said in the release. "For our part, we intend to articulate our position with our investors and aggressively pursue a process designed to deliver value to all shareholders."

Breeden Partners owns more than 4 million Applebee's shares, or 5.42 percent, making it the company's fourth-largest investor. Breeden has criticized the board since late last year for failing to act in response to Applebee's drooping stock prices.

"Applebee's period of deteriorating operating performance has now entered its fourth year, and as major shareholders we believe it is time for change in the company's direction and in its governance," Richard Breeden, Breeden Capital's chairman and CEO, said in a separate release.

Applebee's filed its preliminary proxy statement earlier this week, with nominees Hill, Jack Helms, Burton Sack, who all have served on the board for more than a decade, and Michael Volkema, who is in his third year.

Breeden nominated himself, lawyer Laurence Harris, Breeden Partners founding partner Steven Quamme and Raymond Seitz.


Nations Restaurant News
March 30, 2007

Proxy battle looms for Applebee's, Breeden

The war of words between Applebee's International Inc. and its 5-percent stakeholder and disgruntled shareholder, Richard C. Breeden, continued late Thursday when Breeden officially put forth his nominees for Applebee's board of directors, which he said would provide "fresh thinking" and independence to the struggling restaurant company.

Dave Goebel, Applebee's chief executive, responded by reiterating the company's prior offers of two board seats for two of Breeden's nominees and the signing of a confidentiality agreement so that Breeden could observe the work of Applebee's strategy committee, which currently is exploring strategic alternatives for the company, including a possible sale or large recapitalization.

Breeden rejected those offers.

"It is difficult for us to understand why Mr. Breeden, who says he wanted to be a constructive force, would reject these offers in favor of an expensive, time-consuming and distracting proxy fight," Goebel said in a statement.

Breeden filed Thursday proxy materials including his director slate and wishes for Applebee's to reduce expenses, refranchise corporate restaurants and create more value for shareholders.

"Applebee's period of deteriorating operating performance has now entered its fourth year, and as major shareholders we believe it is time for change in the company's direction and in its governance," Breeden said in a statement. "We believe that change must start in the Applebee's boardroom."

Breeden is chairman and chief executive of Breeden Capital Management LLC, a Greenwich, Conn.-based hedge fund that holds a 5-percent stake in Applebee's. He also is a former chairman of the Securities & Exchange Commission. His fund is nominating four members to Applebee's board: Breeden; Steven J. Quamme, a founding partner of Breeden Capital and former franchisee of Blockbuster Video, Boston Chicken and Einstein Bros. Bagels; Raymond G. H. Seitz, former vice chairman of Lehman Brothers; and Laurence E. Harris, counsel to the Washington law firm Patton Boggs LLP.

Applebee's annual meeting is scheduled for May, although a date has yet to be set. The company operates or franchises about 1,942 restaurants.

Reuters
March 29, 2007

Ex-SEC chief blames boards for private equity boom

Former SEC Chairman Richard Breeden said Thursday inept corporate boards that fail to guide management teams are among the factors fueling private equity takeovers. "The most severe indictment of corporate governance practices is the growth and success of private equity companies," said Breeden, CEO of investment fund Breeden Capital Management, speaking at the Tulane Corporate Law Institute event here on Thursday.

Private equity firms buy companies, restructure the businesses, and sell them later. Deal volume in the private equity sector more than doubled last year to $660 billion, according to Dealogic.

Breeden argues that the changes put in place by private equity investors could be just as easily implemented by their boards and senior management. Breeden runs an activist hedge fund that buys shares in companies and pushes for changes in management and business operations.

Breeden, chairman of the U.S. Securities and Exchange Commission from 1989 to 1993, is battling restaurant chain Applebee's International Inc. for seats on its board.

"There are an enormous amount of boards who are ineffective. They are well meaning, but in all too many cases they don't know the answers," Breeden said.

Breeden said companies with problems should work to fix them, not "sell out" to private equity buyers.

Feeding the "sell out" mentality, he said, are boards filled with "sleepy luminaries" who defer to the demands of their chief executives. At the root of that issue is a U.S. board nomination process that is flawed, he said.

Board selection should be easier and less expensive for shareholders, Breeden said, and should be run by a more independent committee as it is in other countries. That would ensure a slate of qualified, smart and experienced directors, he said, adding that there are plenty of these people available.

"Our system (of board nomination) is not the right system," he said after his speech.

Breeden pointed out that private equity firms are often empowered to appoint board members and management members when they purchase a company, an advantage that shareholders of public companies rarely get to exercise.

"There are too many cases with private equity deals where what's missing is an effective board," Breeden said, arguing that public companies need to be more aggressive with implementing changes at the company before someone else does.

His comments were in contrast to that of Paul Taubman, managing director, head of global mergers & acquisitions at Morgan Stanley, who spoke at a panel here earlier on Thursday.

Taubman argued that implementing changes is harder to do at public companies than it is at private companies. Public companies are under pressure from Wall Street analysts closely scrutinizing earnings per share. That makes it hard for some to implement changes without rattling their stock price.

"There are a lot of structural impediments in the public market," Taubman said. A public company that borrows money for strategic moves often comes under scrutiny from shareholders and the media focusing on debt loads.

"If you are going to take on that kind of leverage, why not do it out of the public," Taubman said.


CNN.com (also appeared in NYTimes.com)
March 29, 2007

Breeden Talks Tough, Then Walks the Walk

Around lunchtime in New Orleans, former Securities and Exchange Commission chairman Richard Breeden told the audience at the Corporate Law Institute that he had a message for directors who think they can sit out the rise in shareholder activism: "Change will come. It's only a matter of who brings it."

A few hours later, Mr. Breeden showed that he wasn't just talking hypothetically. His firm, Breeden Capital Management, said it would seek to replace four members of the board at Applebee's International, a restaurant chain whose strategy and leadership he has repeatedly criticized. (In Thursday's press release announcing the proxy fight, Mr. Breeden suggested that Applebee's had become a "study in stagnation.")

It was a fitting follow-up for Mr. Breeden's speech to attendees of Tulane Law School's annual conference, which brings together many of the nation's top deal lawyers. Mr. Breeden said Thursday that life would not get any easier for underperforming companies -- denizens of what he called the "Southern hemisphere." Activist shareholders were likely to push harder for change, he suggested.

"We're here to stay, and you are likely to see this sector grow enormously," he said.

Mr. Breeden said he does not consider his firm a hedge fund, but used the terms "active shareholder" or a "relational investor."

Either way, Mr. Breeden was remarkably critical of the public markets for someone who used to lead the nation's top markets regulator. He said that the recent buyout boom, which has swept dozens of companies into private ownership, is a clear sign that public companies are not doing their jobs for shareholders.

Mr. Breeden also hinted that he was not a huge fan of the current rules regarding hedge funds. He began his speech with a litany of disclaimers about what he was not allowed to say because of regulations that bar hedge funds from soliciting investors in public.

Then he added this not-so-subtle aside: "I don't think it's healthy to have a code of silence over a $1.5 trillion industry."

Wall Street Journal online
March 30, 2007

The LBO Boom's Real Fuel

Wall Street's finest legal minds, gathered at their annual shindig at Tulane University's law school in the past week, seem to have reached a consensus on what's driving the current leveraged-buyout boom: executive greed.

Skeptics have argued as much for a while. By going private, many managers have been able to take huge amounts of money off the table through change-of-control provisions and the immediate vesting of options and restricted stock. Then, if they decide to stay on they're normally lavished with large chunks of the newly privatized company. After the technology firm SunGard Data Systems was taken private in the summer of 2005, senior managers received an equity stake that could be worth up to 15% of the company.

The windfalls bestowed on executives at LBOs has led to something of a backlash against buyouts. In January, an offer to buy out Cablevision shareholders by the controlling Dolan family was rejected. Management are also involved in the bid for Clear Channel Communications, which has run into strong opposition from institutional investors. There's a fear that the prospect of fortunes to be gained in buyouts has created a conflict of interest for leaders of listed companies, who may no longer be considering their shareholders' long- term interest.

These concerns are ignored by the buyout spin-masters, who argue that bosses detest the regulatory hell of Sarbanes-Oxley and the short-termism of public investors. So it's refreshing to see advisers offer a different perspective. Paul Taubman, head of global mergers and acquisitions at Morgan Stanley, told the Tulane gathering, "compensation incentives favor LBOs." The fact that some of Wall Street's top deal-makers are publicly expressing such sentiments is further reason for investors to scrutinize carefully every management-led buyout.

Activists to the Rescue

The private-equity boom is an indictment of corporate governance standards at public companies. Or so argued Richard Breeden, former SEC chairman, at Tulane. Mr. Breeden's nine-month-old hedge fund is part of a new breed of pure-play governance gadflies set up to exploit this weakness.

These eschew all the usual hedge-fund tools -- leverage, derivatives and takeover threats. And, unlike private equity, they don't seek to swallow companies whole. Instead, they lobby their targets' management to improve strategy and governance. While this may sound a bit New Age, early returns on Mr. Breeden's fund show the approach may have some promise.

Calpers, which has invested $400 million in Breeden Capital Management, believes so. Calpers says there's now about $60 billion of capital invested in these so-called relational investment funds. Mr. Breeden himself believes the amount could quadruple.

His basic idea is to take modest stakes in smaller companies whose stocks have been lagging due to strategic missteps, out-of-whack compensation structures or other problems, and then advise their management on how to get back on track. That worked for Mr. Breeden's investment in Alexander & Baldwin, the real-estate and shipping firm. Its management took his strategic and cost-cutting advice, and its shares have risen 18%.

But not everyone is listening. If management rebuffs Mr. Breeden's advice, he steps up the pressure. On Thursday, he filed a proxy to get board representation at restaurant chain Applebee's. He wants the company to halt a costly defranchising strategy and cut expenses. Although the battle rages on, Applebee's stock has risen 25% since Mr. Breeden arrived on the scene. These returns helped Mr. Breeden's firm rack up a gross annualized return of 21% in its first six months of operation last year -- beating the S&P 500's 2006 return by seven percentage points. It's ahead of the market even after fees.

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

Whether this performance can be replicated by other relational investors is not clear. After all, his cachet as the former SEC bigwig -- and, more recently, as an adviser to scandal-ridden companies like WorldCom, Fannie Mae and Hollinger International -- opens doors. Other fund managers may have a harder time getting their calls returned.

This column is written by breakingviews.com, an online financial commentary site.


Reuters
March 29, 2007

Can't Beat Activists - Morgan Stanley Banker

By Michael Flaherty

NEW ORLEANS, March 29 (Reuters) - The age of the activist hedge fund is here, and companies would do well to accept it.

Such were the sentiments of mergers and acquisition lawyers and some investment bankers from top Wall Street institutions who spoke before a packed Ritz-Carlton conference room here on Thursday.

Corporate boards besieged by activist hedge funds are better off inviting them in rather than fending them off, Morgan Stanley's (MSN) vice chairman of investment banking said on Thursday.

"They are going to win no matter what you do," Morgan Stanley's Robert Kindler said, speaking at a Tulane Corporate Law Institute event here.

Activist hedge funds buy up shares of a public company and push for changes in management and business direction. They are criticized for being too focused on the short term and credited with shaking up tired management teams. Among the older names in the business are Carl Icahn and Nelson Peltz, with some newer names being William Ackman of Pershing Square and Robert Chapman of Chapman Capital.

Companies in the past few years have routinely resisted activist approaches, and in several cases ignored a fund's efforts to talk with management. But lawyers and bankers assembled here on Thursday said activist funds are growing, and companies are better off cooperating with them.

The presence of activists on a board creates some dysfunctionality, Kindler said. "But some good comes out of it. People should be focusing on balance sheet and mix of business."

The biggest mistake a board can make is by overreacting quickly and emotionally when an activist knocks on the door, he said.

Ketchup maker H.J. Heinz Co.'s (HNZ.N) fight with Peltz's Trian Group last year was an example of how not to treat an activist, Kindler noted. That battle was drawn out and ultimately led to Peltz's fund winning a slate of directors.

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

Historically, most corporate targets of activists are deserving of a fund's push for change, said Paul Taubman, managing director and head of global mergers & acquisitions at Morgan Stanley.

"Activists have been right more than they've been wrong," Taubman said during a panel.

But he pointed out that activist moves don't always drive strong stock returns, as exemplified by the modest rise in Time Warner Inc. (TWX.N) shares since Icahn's battle with the company.

Steady communication with stake holders is important for managing an activist campaign, said George Bason, head of mergers & acquisitions at Davis Polk & Wardwell. "Major shareholders have the right to be talked to like everybody else."

Ongoing activist battles include Breeden Capital Managements' fight with restaurant company Applebees International Inc. and Ackman's effort to break up financial services company Ceridian Corp.

Ackman said on a panel that a company's relationship with an activist fund can become friendly once it has come on board, noting that Heinz's board, with two Trian directors, is like "one big happy family now."

Ackman said shareholders are also warming up to approaches by activists, making it easier for funds to get their changes through.

"I think you're going to see fewer proxy contests and a lot more settlements because shareholders vote their shares now," he said. As an activist fund manager, he would prefer to avoid nominating a board of directors by communicating openly with a company's management to resolve issues.

However, Morgan Stanley's Kindler said that once activists get a board to address changes at the company, they remain tough to please.

"If you announce a buyback or a spin off, it will make these guys happy for maybe 30 seconds."


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